Exhibit 99.1
Princeton National Bancorp, Inc. Continues Positive Trends and Increases Year-to-date Earnings Per Share 34.8%
PRINCETON, ILLINOIS – October 28, 2008 – Princeton National Bancorp, Inc. (NASDAQ: PNBC) reported 2008 year-to-date fully diluted earnings per share increased 34.8% to $1.90 from $1.41 in the same period in 2007. Net income for the first nine months of 2008 increased 33.4% to $6,298,000 from $4,723,000 in 2007.
“Princeton National Bancorp, Inc. has consistently generated positive results during the first nine months of 2008,” said Tony J. Sorcic, President and Chief Executive Officer. “The net interest margin increased 9.2% to 3.46% compared to 3.17% for the nine months ending September 30, 2007. As a result, year-to-date net interest income of $23,443,000 represents an increase of 18.2%. Based on the September 30th level of interest-earning assets compared to December 31, 2007, the improvement in the net interest margin and growth in interest earning assets equates to an increase in net (annualized pre-tax) interest income of $3,900,000. Management is very pleased with the improvement which has been generated.”
Mr. Sorcic continued, “Non-interest income of $8,755,000 for the first nine months of 2008 represents a 5.5% increase from the first nine months of 2007. One area that has contributed to the consistent results in non-interest income is mortgage banking income. During a time when many financial institutions are experiencing significant declines in their mortgage banking income, the Company experienced a 32.0% increase in 2008 and has exceeded its year-end volume goal. Our fixed rate mortgage loans have always been and will continue to be written to conforming standards of the secondary market.”
Mr. Sorcic concluded, “Citizens First National Bank, the subsidiary bank, has been successfully serving its communities since 1865 in good times and challenging times. Princeton National Bancorp, Inc. and Citizens First National Bank are very strong, stable organizations with long and prosperous track records.”
As a percentage of average assets, non-interest expense for the nine months ending September 30, 2008 was 2.77%, the lowest it has been since the late 1980s. Operating expenses are closely monitored and well controlled as emphasis is continually placed on improving efficiencies.
Significant improvement has been seen in the return on average equity in 2008. The return on average equity for the first nine months is 12.17%, compared to 9.67% for the same nine month period in 2007. Consistent results have been achieved in 2008 as the return on average equity was 12.22% in the first quarter, 11.71% in the second quarter and 12.54% in the third quarter.

Net income for the third quarter of 2008 increased 8.3% from the second quarter of 2008 to $2,187,000 and 25.7% from the third quarter of 2007. Fully diluted earnings per share for the third quarter of 2008 were $.66, compared to $.61 in the second quarter of 2008 and $.52 in the third quarter of 2007.
Non-interest income for the quarter was $2,851,000. This represents a 3.6% increase from the second quarter and a 2.9% decrease from the third quarter of 2007. The Company’s non-interest income has equaled or exceeded 1% of average assets for 33 consecutive quarters. Non-interest income growth continues to be an integral component of the Company’s success.
The net interest margin for the third quarter was 3.50%, an improvement of 8.4% from the third quarter of 2007, and 10.4% from the recent low of 3.17% in the first quarter of 2007. Net-interest income for the quarter was $8,172,000, a significant improvement from $7,817,000 in the second quarter of 2008 and $6,850,000 in the same quarter in 2007.
Operating expenses as a percentage of average assets for the third quarter of 2008 were 2.72%, comparing favorably to 2.77% in the second quarter of 2008 and 2.85% in the third quarter of 2007.
Assets at September 30, 2008 were $1.124 billion, representing growth of $42.9 million, or 4.0%, since December 31, 2007. During the first nine months of 2008, total loans increased $39.5 million, ending the quarter at $762.1 million. The loan-to-asset ratio increased to 67.83% at September 30, 2008 from 66.87% at December 31, 2007. The investment portfolio has increased $13.1 million since year-end 2007. Non-performing loans total $16.4 million and represent 2.2% of the total loan portfolio at September 30, 2008. However, net loan charge-offs equaled $103,000 or on an annualized level of just 0.06% of the loan portfolio. The Subsidiary Bank has no sub-prime loans in the loan portfolio or as underlying collateral in the investment portfolio and the Subsidiary Bank has maintained its high quality underwriting standards.
The Company ended the third quarter of 2008 with total deposits and repurchase agreements of $971.9 million, a $46.2 million increase from $925.6 million at December 31, 2007. The increase occurred primarily in checking, money market accounts and time deposits.
The Board of Directors of Princeton National Bancorp, Inc. approved a 50,000 share, or approximately 1.50%, stock repurchase program on October 27, 2008. Under the plan, the Company will repurchase up to 50,000 shares of its outstanding shares of common stock in the open market or in private transactions over the next twelve months. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has 3,296,669 outstanding shares of common stock. Since 1997, the Company has repurchased a total of 1,364,271 shares through stock repurchase programs.
Financial stocks, in general, continue to be negatively impacted by the poor earnings reports, due to compressed net interest margins, loan charge-offs, and sub-prime loan issues. Princeton National Bancorp, Inc.’s stock price closed at $25.01 on September 30, 2008, compared to $24.25 on December 31, 2007 and $26.18 on September 30, 2007.

The Company’s Directors and Management are very pleased with the stable stock performance during this challenging environment.
Global and national economic issues have negatively impacted the banking industry; however, parts of the economy, such as agriculture in north central Illinois, are very strong. Princeton National Bancorp, Inc. has no sub-prime loans in its loan portfolio or as underlying collateral in the investment portfolio and does not own Fannie Mae or Freddie Mac preferred stock. Management is focused on building franchise value through the execution of the Company’s strategy. The staff of the Subsidiary Bank is committed to being the best community bank in each of the markets served. Additional financial information is available at www.pnbc-inc.com.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.124 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President – Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	September 30,
	2008	December 31,
	(unaudited)	2007
ASSETS

Cash and due from banks	$17,289	$25,801
Interest-bearing deposits with financial institutions	100	1,803
Federal funds sold	800	0

Total cash and cash equivalents	18,189	27,604

Loans held for sale, at lower of cost or market	2,654	928

Investment securities available-for-sale, at fair value	230,495	218,095
Investment securities held-to-maturity, at amortized cost	15,296	14,578

Total investment securities	245,791	232,673

Loans, net of unearned interest	762,109	722,647
Allowance for loan losses	(3,842)	(3,248)

Net loans	758,267	719,399

Premises and equipment, net	30,290	30,801
Land held for sale, at lower of cost or market	1,344	1,344
Bank-owned life insurance	21,478	22,461
Interest receivable	10,253	10,876
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	4,428	5,090
Other real estate owned	1,330	833
Other assets	5,027	4,172

TOTAL ASSETS	$1,123,572	$1,080,702

LIABILITIES

Demand deposits	$97,430	$102,452
Interest-bearing demand deposits	260,056	241,749
Savings deposits	59,871	58,401
Time deposits	520,089	488,805

Total deposits	937,446	891,407

Customer repurchase agreements	34,420	34,217
Advances from the Federal Home Loan Bank	30,490	6,984
Interest-bearing demand notes issued to the U.S. Treasury	1,805	1,838
Federal funds purchased	0	26,500
Trust Preferred securities	25,000	25,000
Note payable	16,050	14,550

Total borrowings	107,765	109,089

Other liabilities	9,080	11,599

Total liabilities	1,054,291	1,012,095

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,391
Surplus	18,391	18,275
Retained earnings	54,225	51,279
Accumulated other comprehensive income (loss), net of tax	(1,631)	344
Less: Treasury stock	(24,095)	(23,682)

Total stockholders’ equity	69,281	68,607

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,123,572	$1,080,702

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.33%	6.33%
Tier 1 leverage capital ratio	6.14%	6.16%
Tier 1 risk-based capital ratio	7.98%	8.00%
Total risk-based capital ratio	8.44%	8.41%
Book value per share	$21.02	$20.66
Closing market price per share	$25.01	$24.25
End of period shares outstanding	3,296,669	3,308,447
End of period treasury shares outstanding	1,181,626	1,169,848

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	NINE MONTHS	NINE MONTHS
	ENDED	ENDED	ENDED	ENDED
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$11,977	$12,980	$36,129	$36,880
Interest and dividends on investment securities	2,772	2,619	8,110	8,472
Interest on federal funds sold	37	24	66	246
Interest on interest-bearing time deposits in other banks	26	9	46	85

Total Interest Income	14,812	15,632	44,351	45,683

INTEREST EXPENSE

Interest on deposits	5,771	7,677	18,250	22,777
Interest on borrowings	869	1,105	2,658	3,077

Total Interest Expense	6,640	8,782	20,908	25,854

Net interest income	8,172	6,850	23,443	19,829
Provision for loan losses	550	250	1,368	550

Net interest income after provision	7,622	6,600	22,075	19,279

NON-INTEREST INCOME
Trust & farm management fees	309	353	1,120	1,124
Service charges on deposit accounts	1,174	1,174	3,376	3,259
Other service charges	563	535	1,587	1,492
Gain on sales of securities available-for-sale	54	149	331	358
Brokerage fee income	249	224	676	641
Mortgage banking income	243	257	879	666
Bank-owned life insurance	227	203	648	608
Other operating income	32	40	138	154

Total Non-Interest Income	2,851	2,935	8,755	8,302

NON-INTEREST EXPENSE
Salaries and employee benefits	4,459	4,257	13,082	12,574
Occupancy	619	569	1,908	1,770
Equipment expense	698	756	2,168	2,371
Federal insurance assessments	99	84	267	254
Intangible assets amortization	178	177	535	528
Data processing	272	268	852	797
Advertising	195	188	524	539
Other operating expense	1,108	1,088	3,360	3,219

Total Non-Interest Expense	7,628	7,387	22,696	22,052

Income before income taxes	2,845	2,148	8,134	5,529
Income tax expense	658	408	1,836	806

Net income	$2,187	$1,740	$6,298	$4,723

Net income per share:
BASIC	$0.66	$0.53	$1.91	$1.42
DILUTED	$0.66	$0.52	$1.90	$1.41

Basic weighted average shares outstanding	3,295,200	3,314,913	3,298,408	3,331,852
Diluted weighted average shares outstanding	3,305,195	3,322,292	3,309,560	3,342,689

PERFORMANCE RATIOS (annualized)

Return on average assets	0.78%	0.67%	0.77%	0.61%
Return on average equity	12.54%	10.65%	12.17%	9.67%
Net interest margin (tax-equivalent)	3.50%	3.23%	3.46%	3.17%
Efficiency ratio (tax-equivalent)	66.00%	71.45%	67.11%	73.80%

ASSET QUALITY

Net loan charge-offs	$103	$139	$774	$382
Total non-performing loans	$16,383	$6,408	$16,383	$6,408
Non-performing loans as a % of total loans	2.15%	0.93%	2.15%	0.93%